Exhibit 99.1

Investors Real Estate Trust Announces Appointment of Linda Hall Keller as a Trustee.

Minot, North Dakota—September 23, 2011--Investors Real Estate Trust (NASDAQ: IRET) (NASDAQ: IRETP) today announced that at the September 21, 2011 meeting of the Company’s Board of Trustees, the Board fixed the number of trustees of the Company at nine, increasing the number of trustees from eight, and elected Linda Hall Keller to fill the vacancy created by the increase.  Ms. Keller was elected to the Board of Trustees effective immediately; her term of office will continue until the Company’s 2012 Annual Meeting of Shareholders and until her successor is elected and qualifies.  A Phi Beta Kappa graduate of the University of Michigan, Ms. Keller has a Ph.D in Educational Administration from the University of Minnesota.  Ms. Keller, who is currently a consultant to start-up companies and non-profit entities primarily in the healthcare sector, is an Entrepreneur-in-Residence at the Carlson School of Management at the University of Minnesota. She has served as an executive with a number of public and private companies, including service as the Chief Executive Officer of MinuteClinic, in which position she re-launched the company and secured new financing prior to leading a national expansion with leading retail partners.  Ms. Keller has served on a number of public and private boards of directors, including the boards of two NASDAQ-listed companies.

 “We are very pleased to welcome Linda to the Board of Trustees,” said Mr. Timothy Mihalick, the Company’s President and Chief Executive Officer.  “We believe that her extensive business experience and prior service on public company boards of directors will be of great benefit to IRET.  We expect that her knowledge of technology, business management and strategic compensation practices in particular will help IRET as we continue to build for the future and work to create shareholder value.”

About IRET

Investors Real Estate Trust is an equity real estate investment trust.  Its business consists of owning and operating income-producing multi-family residential and commercial properties located primarily in the upper Midwest.  Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis, Minnesota and Omaha, Nebraska.

Forward-Looking Statements

The information in this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance in connection with discussions of future operating or financial performance. Examples of forward-looking statements include, but are not limited to, statements regarding the composition of the Company’s Board of Trustees and the Company’s expectations regarding its financial and operating results and acquisition and development projects.  The Company's forward-looking statements are based on management's current expectations and assumptions regarding the Company's business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. The Company's actual results may vary materially from those expressed or implied in its forward-looking statements. Important factors that could cause the Company's actual results to differ materially from those in its forward-looking statements include economic conditions, changes in regulation and political conditions, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.